EXHIBIT 99.1
News
For Immediate Release	Contact: Rick Honey
August 11, 2017	(212) 878-1831

MINERALS TECHNOLOGIES INC. ELECTS CAROLYN K. PITTMAN TO ITS BOARD OF DIRECTORS
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NEW YORK, August 11, 2017—Minerals Technologies Inc. (NYSE: MTX) announced today that it has elected Carolyn K. Pittman, vice president-Finance and controller, for Huntington Ingalls Newport News Shipbuilding, to its Board of Directors, effective immediately.

"Minerals Technologies is very fortunate to have someone of Carolyn Pittman's caliber join our Board," said Douglas T. Dietrich, chief executive officer. "Carolyn has more than 32 years of experience, and brings to MTI a wealth of knowledge rooted in her background of audit, accounting, finance, and information technology."

Ms. Pittman joined Huntington Ingalls Newport News Shipbuilding in 2011, a spin-off sector of the Northrop Grumman Corporation. At Northrop Grumman, she was vice president and chief financial officer, Enterprise Shared Services and Information Technology, from 2008 to 2011.  She joined Northrop Grumman as a manager in 1995 and attained positions of increasing responsibility, including vice president, sector controller, vice president, internal audit, and chief audit executive.  Ms. Pittman began her career with Ernst & Young LLC, where she held positions within audit and assurance services from 1985 to 1995.

Ms. Pittman holds an MBA in finance from Dallas Baptist University and a BSBA in accounting/data processing systems and quantitative analysis from the University of Arkansas.

New York-based Minerals Technologies Inc. is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the paper, foundry, steel, construction, environmental, energy, polymer and consumer products industries. The company reported sales of $1.638 billion in 2016.
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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/